As filed with the Securities and Exchange Commission on February 27, 2015

Registration No. 333-122069

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Digital River, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7375 (Primary Standard Industrial Classification Code Number)	41-1901640 (I.R.S. Employer Identification No.)

10380 Bren Road West

Minnetonka, Minnesota 55343

(952) 253-1234

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kevin L. Crudden

Vice President, General Counsel and Secretary

Digital River, Inc.

10380 Bren Road West

Minnetonka, Minnesota 55343

(952) 253-1234

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Stephen L. Arcano

Shilpi Gupta

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

(212) 735-3000

Approximate date of commencement of proposed sale to the public: Not applicable

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the Registration Statement of Digital River, Inc., a Delaware corporation (the “Company”), on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on January 14, 2005, under which the Company registered 1,480,000 shares of common stock of the Company, par value $.01, to be issued from time to time in connection with future acquisitions of other businesses, assets or securities.

On February 12, 2015, pursuant to that certain Agreement and Plan of Merger, dated October 23, 2014 (the “Merger Agreement”), by and among Danube Private Holdings II, LLC, a Delaware limited liability company (“Parent”), and Danube Private Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Acquisition Sub”), and the Company, the Company became a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated the offerings of the Company’s securities pursuant to the Registration Statement.

This post-effective amendment to the Registration Statement is being filed to remove from registration, as of the effectiveness of this post-effective amendment, any and all securities of the Company that are registered under the Registration Statement that remain unsold as of the effectiveness of the post-effective amendment, and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on this 27th day of February, 2015.

Digital River, Inc..

By:	/s/ Stefan B. Schulz
Stefan B. Schulz
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement on Form S-4 has been signed by the following persons in the capacities indicated below on this 27th day of February, 2015.

Signature	Title

/s/David C. Dobson	Chief Executive Officer and Director
David C. Dobson	(Principal Executive Officer)

/s/ Stefan B. Schulz	Chief Financial Officer
Stefan B. Schulz	(Principal Financial and Accounting Officer)

/s/ Robert Aquilina
Robert Aquilina	Director

/s/ Frank Baker
Frank Baker	Director

/s/ Peter Berger
Peter Berger	Director

/s/ Sam Gilliland
Sam Gilliland	Director

/s/ Jeffrey Hendren
Jeffrey Hendren	Director

/s/ Richard Mace
Richard Mace	Director

/s/ Daniel Moloney
Daniel Moloney	Director

/s/ Victor Pacor
Victor Pacor	Director